Exhibit 15

LETTER RE: UNAUDITED FINANCIAL INFORMATION

Audit Committee of the
Board of Directors
TRW Inc.

We are aware of the incorporation by reference in the following registration statements and in the related prospectuses of our report dated July 18, 2002, except for the “Subsequent Event” note, as to which the date is July 26, 2002, relating to the unaudited consolidated interim financial statements of TRW Inc. that are included in its Form 10-Q for the quarter ended June 30, 2002.

Form S-3	333-89133

Form S-3	333-48443

Form S-8	333-68242

Form S-8	333-61198

Form S-8	333-61192

Form S-8	333-37906

Form S-8	333-36052

Form S-8	333-27003

Form S-8	333-27001

Form S-8	333-20351

Form S-8	333-06633

Form S-8	333-03973

Form S-8	33-53503

Form S-8	33-29751

Form S-8	2-90748

Form S-8	2-64035

/s/ ERNST & YOUNG

August 12, 2002
Cleveland, Ohio